DSW Inc. Raises Full Year Guidance and
Announces Special Meeting to Approve Two-for-One Stock Split

Columbus, OH-August 5, 2013. DSW Inc. (NYSE: DSW), a leading branded footwear, handbag and accessories retailer announced net sales of approximately $558 million for the second quarter ended August 3, 2013, compared to $512 million for the quarter ended July 28, 2012, an increase of approximately 9%. Same store sales for the quarter increased by approximately 4.3% for the comparable period in fiscal 2013, compared to last year's 4.2% increase. These exclude sales from the company's luxury initiative.

Management is raising its full year earnings guidance to $3.60 to $3.80 per share from the previous range of $3.40 to $3.60 per share, excluding one-time and luxury related charges. This updated earnings guidance assumes low single digit same store sales growth for the full year.

The company will conduct a conference call to discuss earnings results for the second quarter on Tuesday, August 27, 2013 at 8:30 a.m. Eastern Time. A press release detailing the Company's second quarter results will be issued prior to the call. The webcast can be accessed through http://dswinc.investorroom.com.

Investors and analysts interested in participating in the call are invited to dial 1-866-524-3160 in the U.S. or 1-412-317-6760 outside the U.S. approximately ten minutes prior to the start of the call. A telephone replay of this call will be available until 9:00 a.m. Eastern Time on Sept. 4, 2013 and can be accessed by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 outside the U.S. and using the conference number 10031358.

Special Meeting Called on Proposed Stock Split

The Company also announced today that it will hold a special meeting of shareholders to seek approval for a 2-for-1 stock split of DSW's common stock. The proposal entails issuing one Class A share for each Class A or Class B share outstanding. If approved by shareholders, the split is expected to create a total of approximately 90.2 million shares, comprised of approximately 81.6 million Class A shares and 8.6 million Class B shares. Currently, the Company has 45.1 million total shares outstanding, which is comprised of 36.5 million Class A shares and 8.6 million Class B shares. The Class A shares will continue to hold one vote per share while the Class B shares will hold eight votes per share. The exact meeting date will be announced in the proxy materials. The proposed stock split will not change the proportion of share ownership of existing shareholders but will reduce the voting control of the Class B shareholders from 65% currently to approximately 46% post-split.

In conjunction with the upcoming vote, the Board of Directors approved, subject to shareholder approval, an amendment to the Company's Articles of Incorporation increasing the number of authorized Class A shares from 170 million to 250 million.

It is anticipated that DSW shareholders of record at the close of business on Friday, August 16, 2013 will be entitled to vote at the special meeting. We anticipate all actions related to the split to be completed by the end of the Company's third quarter.

About DSW Inc.
DSW Inc. is a leading branded footwear, handbag and accessories retailer that offers a wide selection of brand name and designer fashion for women, men, and kids.  As of August 5, 2013, DSW operates 377 Designer Shoe Warehouse stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com.  DSW also supplies footwear to 351 leased locations in the United States under the Affiliated Business Group.  For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and like DSW on Facebook at http://www.facebook.com/DSW